Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS 2014 FIRST-QUARTER RESULTS

REVENUE INCREASED 3.8%; SAME-UNIT REVENUE UP 1.4%

INCOME FROM CONTINUING OPERATIONS UP 5.0%, EPS FROM CONTINUING OPERATIONS $0.34

ADJUSTED EPS $0.36 EXCLUDING SHARE COUNT IMPACT OF CONVERTIBLE NOTES

Cleveland, Ohio (April 23, 2014)—CBIZ, Inc. (NYSE: CBZ) today announced results for the first quarter ended March 31, 2014.

CBIZ reported revenue of $208.9 million for the first quarter, an increase of $7.7 million, or 3.8%, over the $201.2 million reported in 2013. Same-unit revenue increased by $2.9 million, or 1.4% for the first quarter of 2014, compared with the same period a year ago. Newly acquired operations contributed $4.8 million to revenue in the 2014 first quarter. CBIZ reported net income from continuing operations of $18.0 million, or $0.34 per diluted share in the 2014 first quarter, compared with $17.1 million, or $0.34 per diluted share reported in 2013.

The fully diluted weighted average share count increased to 52.6 million shares at March 31, 2014, from 49.8 million shares a year ago primarily due to the accounting for approximately 3.1 million common stock equivalents related to the 4.875% Convertible Notes. This increase in share count impacted reported diluted earnings per share by $0.02.

The outstanding balance on the Company’s $275.0 million unsecured bank line of credit at March 31, 2014, was $91.4 million, compared with a balance of $48.5 million at December 31, 2013. During the first quarter, the Company used $19.0 million to fund acquisition-related payments and $3.9 million to repurchase 457,000 shares of its common stock.

Steven L. Gerard, CBIZ Chairman and CEO stated, “We are seeing continued modest improvement in the economic environment affecting our clients and remain confident in achieving our full year guidance. In the first quarter our Financial Services group was negatively affected by office closings due to the severe weather conditions during our busy season as well as the timing and scope changes in a few of our government consulting contracts. The revenue impact of these events in the first quarter was approximately $2.6 million and we expect we will make this up throughout the year. Revenue in our Employee Services group was in line with our expectations. During the quarter we completed three acquisitions and expect to close additional transactions throughout the balance of the year.

“For the full year 2014, we continue to expect to achieve revenue growth within a range of 5% - 7% over 2013, and continue to expect to achieve an increase in earnings per share of 15% - 18% over the $0.51 reported for 2013, before adjusting for the impact of any increase in share count related to the Convertible Notes,” concluded Gerard.

CBIZ will host a conference call at 11:00 a.m. today to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at this link: http://dpregister.com/10043918 to receive the dial-in number and unique personal identification number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be made available approximately two hours following the call on the Company’s web site at www.cbiz.com. For those without internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET) April 23 through 5:00 p.m. (ET), April 25, 2014. The toll free dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10043918.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the nation’s largest brokers of employee benefits and property and casualty insurance, and one of the largest accounting and valuation companies in the United States, the Company’s services are provided through nearly 100 Company offices in 34 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

NYSE: CBZ — www.cbiz.com — Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED MARCH 31,
	2014	%	2013 (1)%
Revenue	$208,908	100.0%	$201,189	100.0%

Operating expenses (2)	166,187	79.6%	159,389	79.2%

Gross margin	42,721	20.4%	41,800	20.8%

Corporate general and administrative expenses (3)	10,259	4.9%	9,984	5.0%

Operating income	32,462	15.5%	31,816	15.8%

Other income (expense):
Interest expense	(3,433)	-1.6%	(4,056)	-2.0%
Gain on sale of operations, net	8	0.0%	18	0.0%
Other income, net (4) (5)	1,975	0.9%	1,728	0.9%

Total other expense, net	(1,450)	-0.7%	(2,310)	-1.1%

Income from continuing operations before income tax expense	31,012	14.8%	29,506	14.7%

Income tax expense	13,030		12,385

Income from continuing operations	17,982	8.6%	17,121	8.5%

(Loss) income from operations of discontinued businesses, net of tax	(219)		1,159
(Loss) gain on disposal of discontinued businesses, net of tax	(474)		23

Net income	$17,289	8.3%	$18,303	9.1%

Diluted earnings (loss) per share:
Continuing operations	$0.34		$0.34
Discontinued operations	(0.01)		0.03

Net income	$0.33		$0.37

Diluted weighted average common shares outstanding	52,618		49,836

Other data from continuing operations:
Adjusted EBIT (6)	$34,437		$33,544
Adjusted EBITDA (6)	$39,285		$38,169

(1)	Certain amounts in the 2013 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Includes expense of $614 and $2,227 for the three months ended March 31, 2014 and 2013, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “operating expenses” would be $165,573 and $157,162, or 79.3% and 78.1% of revenue, for the three months ended March 31, 2014 and 2013, respectively.
(3)	Includes expense of $103 and $276 for the three months ended March 31, 2014 and 2013, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “corporate general and administrative expenses” would be $10,156 and $9,708, or 4.9% and 4.8% of revenue, for the three months ended March 31, 2014 and 2013, respectively.
(4)	Includes net gains of $717 and $2,503 for the three months ended March 31, 2014 and 2013, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “operating expenses” and “corporate general and administrative expenses.”
(5)	For the three months ended March 31, 2014 and 2013, amount includes income (expense) of $959 and ($887), respectively, related to net increases and decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(6)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $4,848 and $4,625 for the three months ended March 31, 2014 and 2013, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles.

NYSE: CBZ — www.cbiz.com — Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED MARCH 31,
	2014	2013 (1)
Revenue
Financial Services	$145,420	$140,925
Employee Services	56,109	52,778
National Practices	7,379	7,486

Total	$208,908	$201,189

Gross Margin
Financial Services	$35,398	$36,043
Employee Services	10,374	10,156
National Practices	746	536
Operating expenses - unallocated (2):
Other	(3,183)	(2,708)
Deferred compensation	(614)	(2,227)

Total	$42,721	$41,800

(1)	Certain amounts in the 2013 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. “Operating expenses - unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “other income, net” in the consolidated statements of comprehensive income. Gains or losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation expense in “operating expenses” and as income or expense in “other income, net.”

NON-GAAP EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Non-GAAP Earnings from Continuing Operations (3)

	THREE MONTHS ENDED MARCH 31,
	2014	Per Share	2013 (1)	Per Share
Income from Continuing Operations	$17,982	$0.34	$17,121	$0.34

Selected non-cash items:
Amortization	3,591	0.07	3,456	0.07
Depreciation	1,257	0.02	1,169	0.02
Non-cash interest on convertible notes	736	0.02	684	0.02
Stock-based compensation	1,390	0.03	1,436	0.03
Adjustment to contingent earnouts	(959)	(0.02)	887	0.02

Non-cash items	6,015	0.12	7,632	0.16

Non-GAAP earnings - Continuing Operations	$23,997	$0.46	$24,753	$0.50

(3)	The Company believes Non-GAAP earnings and Non-GAAP earnings per diluted share more clearly illustrate the impact of certain non-cash charges and credits to “income from continuing operations” and are a useful measure for the Company and its analysts. Non-GAAP earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Non-GAAP earnings per diluted share is calculated by dividing Non-GAAP earnings by the number of weighted average diluted common shares outstanding for the period indicated. Non-GAAP earnings and Non-GAAP earnings per diluted share should not be regarded as a replacement or alternative to any measurement of performance under generally accepted accounting principles.
(4)	Capital spending was $1.6 million for both the three months ended March 31, 2014 and 2013, respectively.

NYSE: CBZ — www.cbiz.com — Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT BALANCE SHEET DATA AND RATIOS

	MARCH 31, 2014	DECEMBER 31, 2013
Cash and cash equivalents	$4,407	$771
Restricted cash	$22,173	$22,112
Accounts receivable, net	$184,452	$143,107
Current assets before funds held for clients	$233,457	$186,086
Funds held for clients - current and non-current	$126,787	$164,389
Goodwill and other intangible assets, net	$491,908	$469,083

Total assets	$932,431	$897,458

Notes payable - current	$754	$1,602
Current liabilities before client fund obligations	$100,057	$103,103
Client fund obligations	$126,752	$164,311
Convertible notes - non-current	$125,992	$125,256
Bank debt	$91,400	$48,500

Total liabilities	$535,415	$523,012

Treasury stock	$(401,423)	$(397,548)

Total stockholders’ equity	$397,016	$374,446

Debt to equity (2)	54.9%	46.8%
Days sales outstanding (DSO) - continuing operations (3)	93	74

Shares outstanding	49,582	48,964
Basic weighted average common shares outstanding	48,182	48,632
Diluted weighted average common shares outstanding	52,618	49,141

(1)	Certain amounts in the 2013 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Ratio is convertible notes, bank debt and notes payable divided by total stockholders’ equity.
(3)	DSO is provided for continuing operations and represents accounts receivable, net and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at March 31, 2013 was 89.

NYSE: CBZ — www.cbiz.com — Twitter @cbz